Exhibit 99.1

NEWS RELEASE

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Board elects John May as President, Chief Operating Officer

MOLINE, Illinois (March 1, 2019) —Deere & Company announced that its Board of Directors elected John C. May, 49, as President, Chief Operating Officer, effective April 1. May will be responsible for leading Deere’s efforts to maximize operational excellence throughout the company.

May has been with Deere for 22 years and joined the senior management team in 2012 as President, Agricultural Solutions and Chief Information Officer. Last year, he was named President, Worldwide Agriculture & Turf Division, with responsibility for the Americas and Australia, the global harvesting, turf and utility, and crop care platforms, and the intelligent-solutions group. Earlier in his career, John headed the company’s China operations, served as factory manager at the Dubuque Works, and was vice president of the turf and utility platform.

“John’s record of success and proven leadership skills make him highly qualified for this broader role,” said Samuel R. Allen, Chairman and Chief Executive Officer. “In addition, his leadership of the company’s precision-agriculture initiative and experience as chief information officer will serve him well as Deere moves ahead on its digitalization journey.”

Deere also announced the election of three other leaders to new positions effective April 1. These include:

•                 Cory J. Reed, 48, to the position of President, Worldwide Agriculture & Turf Division, Americas and Australia, Global Harvesting and Turf Platforms, and Ag Solutions. Reed joined the company in 1998 and, most recently, has been President, John Deere Financial.

•                 Rajesh Kalathur, 50, to the position of President, John Deere Financial and Chief Information Officer. Since joining Deere in 1996, Kalathur has held positions in finance, business development, logistics, operations, and marketing. Since 2012, he has been a member of the senior leadership team as Senior Vice President and Chief Financial Officer. He assumed the added responsibilities of Chief Information Officer in 2018.

•                 Ryan D. Campbell, 44, to the position of Senior Vice President, Chief Financial Officer. Campbell joined John Deere in 2007 and has held a number of management positions within the finance function.  He became Vice President and Comptroller in 2016 and last year was named Deputy Financial Officer.

Deere & Company (www.JohnDeere.com) is a world leader in providing advanced products and services for customers whose work is linked to the land - those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s increasing need for food, fuel, shelter and infrastructure.